Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-40104 on Form S-8 of Dime Community Bancshares, Inc. of our report dated June 21, 2017 appearing in this Annual Report on Form 11-K of the Dime Community Bank 401(k) Savings Plan (f/k/a The Dime Savings Bank of Williamsburgh 401(k) Plan) for the year ended December 31, 2016.

Crowe Horwath LLP

New York, New York
June 21, 2017